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                                                                   EXHIBIT 99.1

                                 PRESS RELEASE
                             FOR IMMEDIATE RELEASE


Dallas, Texas
May 31, 1996                                     NASDAQ STOCK SYMBOL - URIX


                  URI ANNOUNCES RESULTS OF 1996 ANNUAL MEETING

     Uranium Resources, Inc. ("URI") announced that at its Annual Meeting of Stockholders held May 29, 1996 in Corpus Christi, Texas, the stockholders reelected the current Board of Directors consisting of Paul K. Willmott, Leland
O. Erdahl, James B. Tompkins and George R. Ireland, and the stockholders also approved all other proposals presented at the meeting.

     Commenting at the meeting, Mr. Paul K. Willmott, Chairman, said, "We are extremely pleased at our progress over the past year. It has been almost a year to the day since we obtained the necessary financing to commence our multi-phased operational plan. In that short year, we have reemerged as the largest producer of uranium in the United States with demonstrable production costs of less than $10.50 per pound including operating costs, provisions for depreciation and depletion, and projected reclamation costs; a cost that places URI as one of the lowest cost producers, not only within the United States, but the world, as well."

     Mr. Willmott further stated, "We are currently reviewing plans toward expanding our South Texas production rates from the current 2 million pounds per year to perhaps as much as 3 million pounds by early 1998. As previously announced, progress is continuing in New Mexico towards obtaining the necessary licenses and permits towards commencing production at an initial rate of 1 million pounds annually by early to mid 1998, followed by an orderly transition to a 3 million pound annual rate in New Mexico. Coupled with South Texas production, it is our intent to have a production capacity of 6 million pounds annually within a 5-year timetable."

     The Company also announced that it entered into a $3,000,000 revolving credit facility with NationsBank of Texas, N.A. This agreement at prime plus 1% will be used to increase URI's working capital flexibility and will be secured by the Company's receivables from its uranium sales contracts. Commenting on the financing, Mr. Willmott said, "The agreement with NationsBank allows URI to begin a strategic financial relationship with an institution that can provide us with potential financing options as our future needs evolve. We are very excited about this first step and expect it to be the beginning of a strong, solid alliance."

     Uranium Resources, Inc. is a Dallas based uranium mining company, whose shares trade on the National Market System under the Symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium reserves in South Texas and New Mexico.


               CONTACTS:  Paul K. Willmott, President, or
                          Thomas H. Ehrlich, Vice President - CFO
                          Uranium Resources, Inc.
                          (214) 387-7777


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